News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS FIRST QUARTER 2014 RESULTS
Announces $30 Million Share Repurchase Authorization

NASHVILLE, Tenn. (May 22, 2014) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week period ended May 3, 2014.

Net sales for the 13 weeks ended May 3, 2014, increased 6.9% to $108.3 million compared with $101.2 million for the 13 weeks ended May 4, 2013. Comparable store sales for the first quarter of fiscal 2014, including e-commerce sales, increased 5.0% compared with a decrease of 2.3% in the prior-year quarter. Kirkland’s opened 7 stores and closed 7 during the first quarter, leaving the total number of stores at 324 at quarter end.

The Company reported net income of $2.1 million, or $0.12 per diluted share, for the 13 weeks ended May 3, 2014, compared with net income of $1.8 million, or $0.10 per diluted share, for the 13 weeks ended May 4, 2013.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “We are pleased with the sales momentum during the quarter in our stores and online after the slower start related to adverse weather events. Despite a somewhat more promotional environment late in the quarter, sales remained strong leading to earnings performance at the high end of our guidance. The year thus far is proceeding according to our plan, and we continue to expect benefits for the balance of the year from our investments in store growth, merchandise systems, e-commerce and branding initiatives.”

Stock Repurchase Authorization of $30 Million
The Company also announced that its Board of Directors authorized a stock repurchase plan providing for the purchase in the aggregate of up to $30 million of the Company’s outstanding common stock over the next 24 months. The shares may be repurchased from time to time in open market or negotiated transactions, and the amount and timing of those purchases will be based on a variety of factors, including stock acquisition price, regulatory limitations and other market and economic factors. The stock repurchase program does not require the Company to repurchase any specific number of shares, and the Company may terminate the repurchase program at any time. As of May 21, 2014, the Company had 17.3 million common shares outstanding.

Mr. Alderson added, “We maintain a strong balance sheet, and our unique store model continues to suggest future cash flow generation. As we opportunistically increase the growth rate of the business, the Board’s decision to authorize another round of share repurchases signals our confidence in the future of Kirkland’s.”

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KIRK Reports First Quarter Fiscal 2014 Results

May 22, 2014

Fiscal 2014 Outlook Store Growth:

For the 52-week period ending January 31, 2015 (“fiscal
2014”), the Company expects to achieve approximately 10%
square footage growth with 35 to 40 new store openings
and 10 to 15 store closings. New store openings will be
weighted more toward the second half of the year, and
store closings will be weighted more toward the first
half of the year.

Sales:
Total sales for fiscal 2014 are expected to increase
approximately 8% to 10% compared with fiscal 2013. This
level of sales performance would imply a comparable store
sales increase of approximately 3% to 5% for fiscal 2014.

Margin & Expenses:
The Company expects year-over-year improvement in
merchandise and gross profit margins that is expected to
result from a lower markdown rate, lower inbound freight
costs, and sales leverage. Operating expenses are
expected to increase on a dollar basis due to the
increase in stores and incremental investments in
corporate headcount to support our growth initiatives.
The Company is also anticipating approximately $0.03 to
$0.04 per diluted share in additional costs associated
with its second half lease expiration and transition to
replacement corporate headquarters space.

Earnings:
Based on the above assumptions, without regard to share
repurchase activity, the Company expects fiscal 2014
earnings per share to be in the range of $0.90 to $1.00.
The Company expects its full year tax rate to be
approximately 39%.

Cash Flow:
Capital expenditures in fiscal 2014 are estimated to
range between $33 million and $36 million. Based on the
above assumptions, the Company expects to generate
positive cash flow in fiscal 2014, excluding potential
share repurchases.

Second Quarter Fiscal 2014 Outlook
The Company issued guidance for the second quarter ending August 2, 2014, of a net loss of $0.03 to $0.06 per diluted share. Net sales are expected to be in the range of $104 million to $105 million with a comparable store sales increase in the range of 3% to 4%. The Company expects to open approximately 8 stores and close approximately 2 stores during the quarter.

Investor Conference Call and Web Simulcast
Kirkland’s will issue its earnings release for the first quarter before the market opens on Thursday, May 22, 2014, and will host a conference call on the same day at 11:00 a.m. ET. The number to call for the interactive teleconference is (212) 231-2918. A replay of the conference call will be available through Thursday, May 29, 2014, by dialing (402) 977-9140 and entering the confirmation number, 21706373.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=99176 on May 22, 2014, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 326 stores in 35 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden

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KIRK Reports First Quarter Fiscal 2014 Results

May 22, 2014

accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 17, 2014. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports First Quarter Fiscal 2014 Results

May 22, 2014

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	13-Week	13-Week
	Period Ended	Period Ended
	May 3,	May 4,
	2014	2013
Net sales	$108,255	$101,233
Cost of sales	65,653	61,827

Gross profit	42,602	39,406
Operating expenses:
Operating expenses	34,943	32,779
Depreciation	4,300	3,791

Operating income	3,359	2,836
Other (income) expense, net	(13)	6

Income before income taxes	3,372	2,830
Income tax expense	1,317	1,057

Net income	$2,055	$1,773

Earnings per share:
Basic	$0.12	$0.10

Diluted	$0.12	$0.10

Shares used to calculate earnings per share:
Basic	17,308	17,083

Diluted	17,825	17,433

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KIRK Reports First Quarter Fiscal 2014 Results

May 22, 2014

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	May 3, 2014	February 1, 2014	May 4, 2013
ASSETS
Current assets:
Cash and cash equivalents	$82,418	$89,050	$74,111
Inventories, net	50,702	52,637	47,889
Deferred income taxes	2,857	2,777	1,638
Other current assets	8,595	8,817	7,591

Total current assets	144,572	153,281	131,229
Property and equipment, net	82,768	80,329	76,964
Other assets	2,028	1,838	1,680

Total assets	$229,368	$235,448	$209,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,465	$23,102	$20,933
Income taxes payable	866	5,875	—
Other current liabilities	22,870	23,670	21,719

Total current liabilities	43,201	52,647	42,652
Non-current deferred income taxes	3,239	3,337	3,057
Deferred rent and other long-term liabilities	44,930	44,235	43,778

Total liabilities	91,370	100,219	89,487

Net shareholders’ equity	137,998	135,229	120,386

Total liabilities and shareholders’ equity	$229,368	$235,448	$209,873

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KIRK Reports First Quarter Fiscal 2014 Results

May 22, 2014

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	13-Week	13-Week
	Period Ended	Period Ended
	May 3, 2014	May 4, 2013

Net cash provided by (used in):
Operating activities	$221	$8,561
Investing activities	(6,930)	(2,322)
Financing activities	77	75

Cash and cash equivalents:
Net increase (decrease)	(6,632)	6,314
Beginning of the period	89,050	67,797

End of the period	$82,418	$74,111

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